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                                   EXHIBIT 21

                                             Percentage           State of
Subsidiaries (1)                               Owned           Incorporation
----------------                               -----           -------------

Ameriana Bank and Trust of Indiana (2)         100%            United States

Ameriana Bank of Ohio, F.S.B.  (2)             100%            United States

Indiana Title Insurance Company (2)            100%            Indiana

Ameriana Insurance Agency, Inc. (2)            100%            Indiana

Ameriana Financial Services, Inc. (3)          100%            Indiana

Family Financial Life (4)                       14%            Louisiana

Deer Park Service Corporation (5)              100%            Ohio

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(1)  Operations of the Company's wholly-owned direct subsidiaries,
     Ameriana-Indiana, Ameriana-Ohio, Ameriana Insurance Agency, Inc. and Indiana Title, and Ameriana-Indiana's wholly-owned subsidiary, AFS, are included in the Company's consolidated financial statements attached as an exhibit to the Annual Report.

(2)  First-tier subsidiary of the Company.

(3) Second-tier subsidiary of the Company 100% owned by Ameriana-Indiana, a first-tier subsidiary of the Company.

(4) Third-tier subsidiary of the Company 1/7 owned through stock investment and less than 1/7 owned through partnership interests of AFS, a second-tier subsidiary of the Company 100% owned by Ameriana-Indiana, a first-tier subsidiary of the Company.

(5) Second-tier subsidiary of the Company 100% owned by Ameriana-Ohio, a first-tier subsidiary of the Company.

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